HEI Exhibit 12.1 (page 1 of 2)

Hawaiian Electric Industries, Inc.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	2012		2011		2010
Years ended December 31	(1)	(2)	(1)	(2)	(1)	(2)
(dollars in thousands)

Fixed charges
Total interest charges (3)	$83,020	$89,443	$87,592	$96,575	$87,191	$101,887
Interest component of rentals	6,493	6,493	4,757	4,757	4,282	4,282
Pretax preferred stock dividend requirements of subsidiaries	2,924	2,924	2,914	2,914	3,001	3,001

Total fixed charges	$92,437	$98,860	$95,263	$104,246	$94,474	$109,170

Earnings
Pretax income from continuing operations	$215,517	$215,517	$214,162	$214,162	$181,357	$181,357
Fixed charges, as shown	92,437	98,860	95,263	104,246	94,474	109,170
Interest capitalized	(4,355)	(4,355)	(2,498)	(2,498)	(2,558)	(2,558)

Earnings available for fixed charges	$303,599	$310,022	$306,927	$315,910	$273,273	$287,969

Ratio of earnings to fixed charges	3.28	3.14	3.22	3.03	2.89	2.64

(1)                 Excluding interest on ASB deposits.

(2)                 Including interest on ASB deposits.

(3)                 Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.

HEI Exhibit 12.1 (page 2 of 2)

Hawaiian Electric Industries, Inc.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

Continued

	2009		2008
Years ended December 31	(1)	(2)	(1)	(2)
(dollars in thousands)

Fixed charges
Total interest charges (3)	$85,827	$119,873	$120,083	$181,566
Interest component of rentals	5,339	5,339	5,354	5,354
Pretax preferred stock dividend requirements of subsidiaries	2,868	2,868	2,894	2,894

Total fixed charges	$94,034	$128,080	$128,331	$189,814

Earnings
Pretax income from continuing operations	$126,934	$126,934	$139,256	$139,256
Fixed charges, as shown	94,034	128,080	128,331	189,814
Interest capitalized	(5,268)	(5,268)	(3,741)	(3,741)

Earnings available for fixed charges	$215,700	$249,746	$263,846	$325,329

Ratio of earnings to fixed charges	2.29	1.95	2.06	1.71

(1)                 Excluding interest on ASB deposits.

(2)                 Including interest on ASB deposits.

(3)                 Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.